Filed Pursuant to Rule 433
Registration No. 333-202281

Term Sheet
June 4, 2015

Issuer:	Toyota Motor Credit Corporation
Security:	Floating Rate Medium Term Notes, Series B
Issuer Senior Long-Term Debt Ratings:	Aa3 (stable outlook) / AA- (stable outlook)
CUSIP:	89236TCM5
Pricing Date:	June 4, 2015
Settlement Date:
June 10, 2015
The Issuer expects that delivery of the notes will be made against payment therefor on the Settlement Date, which will be the fourth Business Day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the Pricing Date will be required by virtue of the fact that the notes initially will settle in four Business Days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

Maturity Date:	June 13, 2016
Principal Amount:	$1,750,000,000 (may be increased prior to the Settlement Date)
Price to Public:	100.000%
Commission:	0.030% 0.150% in the case of Toyota Financial Services Securities USA Corporation
Net Proceeds to Issuer:	99.970% / $1,124,662,500 99.850% / $624,062,500 in the case of Toyota Financial Services Securities USA Corporation
Floating Rate Index:	3 Month LIBOR
Floating Rate Spread:	+2 basis points
Index Source:	LIBOR Reuters
Interest Payment Frequency:	Quarterly
Initial Interest Rate:	The initial interest rate will be based on 3 month LIBOR determined on June 8, 2015 plus the Floating Rate Spread.
Interest Payment Dates:	Each March 13, June 13, September 13 and December 13, beginning on September 13, 2015 and ending on the Maturity Date
Interest Reset Dates:
The first interest reset date shall be the Settlement Date and thereafter, each Interest Payment Date.  Newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date.

Interest Determination Date:	Second London Banking Day preceding each Interest Reset Date
Day Count Convention:	Actual/360
Business Day Convention:	Modified Following, adjusted
Business Days:	New York and London
Governing Law:	New York
Calculation Agent:	Deutsche Bank Trust Company Americas
Minimum Denominations:	$1,000 and $1,000 increments thereafter
Joint Book-Running Managers
/DTC Numbers:	Citigroup Global Markets Inc./#274 Merrill Lynch, Pierce, Fenner & Smith Incorporated/ #773 CastleOak Securities, L.P./#197 Toyota Financial Services Securities USA Corporation/#443
Co-Manager/DTC Number:	Loop Capital Markets LLC/#443

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the prospectus supplement dated February 26, 2015 and the related prospectus dated February 25, 2015; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the web at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, CastleOak Securities, L.P. toll-free at 1-800-955-6332 or Toyota Financial Services Securities USA Corporation toll-free at 1-800-292-1147.

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